UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 30, 2006

Date of Report (date of earliest event reported)

HEMOSENSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32541	77-0452938
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

651 River Oaks Parkway

San Jose, California 95134

(Address of principal executive offices)

(408) 719-1393

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 30, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of HemoSense, Inc. (the “Company”) revised the annual salary compensation of Timothy I. Still, the Company’s Chief Commercial Officer. Effective as of September 1, 2006, Mr. Still’s annual salary will be increased to a new total of $250,000. Additionally the Company increased the target aggregate annual bonus amount for Mr. Still to a new total of $125,000. Pursuant to the bonus plan, as originally described in the 8-K filed by the Company on November 17, 2005, Mr. Still will be eligible to receive a cash bonus based (i) on the Company’s financial performance with respect to revenue and total Company expenses on a quarterly basis, and (ii) Mr. Still’s achievement of certain personal goals as assessed by the Committee from time to time. Underachievement or overachievement of the corporate goals may result in bonus payments lower or higher than the targeted bonus amounts described above. The Committee retains the discretion to modify the bonuses that are paid based on actual performance.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of HemoSense, Inc. dated September 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HEMOSENSE, INC.

Date: September 5, 2006	By:	/s/ James D. Merselis.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of HemoSense, Inc. dated September 5, 2006